EXHIBIT 21

SUBSIDIARIES OF ANTHEM, INC.

AS OF DECEMBER 31, 2003

COMPANY NAME	STATE OF JURISDICTION
AdminaStar Federal, Inc.	Indiana
Anthem Benefit Administrators, Inc.	Ohio
Anthem East, Inc.	Delaware
Anthem Financial, Inc.	Indiana
Anthem Health Plans of Kentucky, Inc.	Kentucky
Anthem Health Plans of Maine, Inc.	Maine
Anthem Health Plans of New Hampshire, Inc.	New Hampshire
Anthem Health Plans of Virginia, Inc.	Virginia
Anthem Health Plans, Inc.	Connecticut
Anthem Holding Corp.	Indiana
Anthem Insurance Companies, Inc.	Indiana
Anthem Life Insurance Company	Indiana
Anthem Midwest, Inc.	Ohio
Anthem Prescription Management, LLC	Ohio
Anthem Services, Inc.	Virginia
Anthem Southeast, Inc.	Indiana
Anthem UM Services, Inc.	Indiana
Anthem West, Inc.	Indiana
Arison Insurance Services, Inc.	Kentucky
Associated Group, Inc.	Indiana
Benefit Administration Services, Inc.	Colorado
Community Insurance Company	Ohio
Consolidated Holdings Corporation	Delaware
Health Initiatives, Inc.	New Hampshire
Health Management Corporation	Virginia
Health Management Systems, Inc.	Colorado
HealthKeepers, Inc.	Virginia
HealthReach Services, Inc.	Connecticut
Healthy Homecomings Incorporated of St. Louis	Missouri
Healthy Homecomings, Inc.	Missouri
HMO Colorado, Inc.	Colorado
Lease Partners, Inc.	Indiana
Machigonne, Inc.	Maine
Maine Partners Health Plan, Inc.	Maine
Matthew Thornton Health Plan, Inc.	New Hampshire
Monticello Service Agency, Inc.	Virginia
Northeast Consolidated Services, Inc.	New Hampshire
OneNation Insurance Company	Indiana
Peninsula Health Care, Inc.	Virginia
Primary Care First, LLC	Virginia
Priority Health Care, Inc.	Virginia
Priority Insurance Agency, Inc.	Virginia
Priority, Inc.	Virginia
Rocky Mountain Health Care Corporation	Colorado
Rocky Mountain Hospital and Medical Service, Inc.	Colorado
SpectraCare, Inc.	Kentucky
The Anthem Companies, Inc.	Indiana
Trigon Health and Life Insurance Company	Virginia